EXHIBIT 99.1

 News Release

Milacron Identifies “Material Weakness” in Internal Controls
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Company Does Not Expect to File Internal Controls Report on Time
Company Confirms Q1 2005 Guidance

CINCINNATI, OHIO, March 16, 2005... Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, today announced that it has identified an internal control deficiency that constitutes a “material weakness,” as defined by the Public Company Accounting Oversight Board. The deficiency consists of inadequate levels of review of complex and judgmental accounting issues. To address the deficiency Milacron is increasing its levels of review of such issues and initiated a plan to add personnel with technical accounting expertise as well as increase professional development for finance and accounting personnel.

Since releasing preliminary 2004 results on February 14, 2005, Milacron has identified subsequent adjustments needed to correct errors resulting primarily from the internal control deficiency as well as to reflect more recent information. These subsequent adjustments have no effect on current cash balances and will increase the company’s 2004 net loss by less than $1 million, or approximately 2% which, along with related and other balance sheet adjustments, will be reflected in the financial statements in the company’s annual report on Form 10-K. The company has increased its review of complex and judgmental accounting issues for 2004, and its independent auditors, Ernst & Young LLP, have expanded the scope of their year-end audit. Thus, it is possible that further adjustments may be needed. As allowed under regulations of the Securities and Exchange Commission (SEC), Milacron has filed for a two-week extension to file its Form 10-K by March 31, 2005. If a filing is not made by this date, Milacron will be considered to have not filed its Form 10-K in a timely manner.  Management believes, however, it will be able to file its Form 10-K within this timeframe.

It is possible that the net effect of all adjustments will reduce the company's fourth quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization) to below the minimum level required by the terms of the company’s asset-based revolving credit facility. However, Milacron has received a waiver from its bank group for any noncompliance in its fourth quarter resulting from certain of the above adjustments.  While Milacron believes that this waiver will enable it to satisfy its minimum EBITDA requirement for the fourth quarter, further negative adjustments, without a subsequent waiver, could result in the company being in default or being unable to borrow under the facility.  The full extent of this waiver will be filed on Form 8-K with the SEC.

The SEC has previously announced that certain companies, including Milacron, have until May 2, 2005 to file an amendment to their Form 10-K that contains management’s report and the auditor’s attestation on internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX-404”). At this time, neither the company’s management nor its independent auditors have completed this assessment. While Milacron has hired consultants experienced in SOX-404 compliance to provide additional resources to complete this process, it does not expect these assessments will be completed in time to file the required amendment by the May 2, 2005 deadline. If a filing is not made by this date, Milacron will be considered to have not filed its annual report on Form 10-K in a timely manner.

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Milacron Inc. - 2090 Florence Ave. - Cincinnati, Ohio 45206 - (513) 487-5000 - www.milacron.com

Milacron Inc. - MZ - Release - 3/16/05 - Page #

The company noted that the indenture governing its 11-1/2% Senior Secured Notes due 2011 requires filing its Form 10-K in a timely manner, but includes a 60-day cure period following notice to remedy this situation. Milacron is confident that the filing would be made within the 60-day cure period.

Similarly, Milacron’s asset-based revolving credit facility contains certain provisions that could be implicated if it does not file its Form 10-K in a timely manner. However, the company has reached an agreement with its lenders to waive such provisions as they relate solely to a delayed filing, subject to certain conditions, of an amendment to the Form 10-K containing management’s report and the auditor’s attestation on internal control over financial reporting not later than June 30, 2005. While Milacron is confident it will meet the June 30 deadline, failure to do so, without a subsequent waiver, could result in the company being in default or being unable to borrow under the facility. It should also be noted that the company’s agreement with its lenders does not include a waiver of the default that would occur if the Form 10-K, including an audit report without certain qualifications, is not filed by March 31. However, management believes it will be able to file its Form 10-K with such audit report within this timeframe. The full text of this waiver has been filed on Form 8-K with the SEC.

Outlook

Milacron said its outlook for 2005 remains positive. First quarter 2005 sales and earnings are expected to be within the range of the guidance the company issued in February, as double-digit year-over-year growth in machinery sales in North America more than compensates for continued weakness in Western European markets.

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The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the SEC.

For a description of the risks and consequences of being in default or not being able to borrow under the company’s asset-based revolving credit facility, please see the disclosure set forth under the heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Sources of Capital” in the company’s Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the SEC on November 9, 2004.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit the company’s web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre (513) 487-5918

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Milacron Inc. - 2090 Florence Ave. - Cincinnati, Ohio 45206 - (513) 487-5000 - www.milacron.com